Exhibit 99

[AirNet Logo]
AirNet Systems, Inc.
3939 International Gateway
Columbus, Ohio 43219

News Release

FOR IMMEDIATE RELEASE

For Additional Information Contact:

AirNet Systems, Inc. Jeff Harris (614) 236-3866	InvestQuest, Inc. Bob Lentz (614) 876-1900

AirNet Systems, Inc. Establishes Electronic Check Processing Subsidiary

COLUMBUS, Ohio - December 3, 2003 — AirNet Systems, Inc. (NYSE: ANS), a premier provider of aviation services including time-sensitive small package deliveries and private passenger charter, announced today the creation of a wholly owned subsidiary, Fast Forward Solutions, LLC.

Fast Forward’s primary focus will be the sale of newly developed payment solutions to financial institutions which utilize cutting-edge software technology, existing and emerging image platforms and opportunities resulting from enactment of federal legislation known as Check 21, which becomes effective in October 2004. Fast Forward will leverage longstanding customer relationships established by AirNet and seek to work with additional financial institutions to design solutions which optimize the forward collection process based on check truncation opportunities created by Check 21.

About AirNet Systems, Inc.

AirNet operates AirNet Express, an integrated national air transportation network providing expedited air transportation to banks, medical customers and other time-critical small package shippers in more than 100 cities nationwide. AirNet is committed to safety, security and customer service — these are the hallmarks of AirNet’s success over the last 28 years. The AirNet airline operates more than 120 aircraft, including 36 Learjets, located strategically throughout the United States, flying over half a million miles per week. AirNet’s fleet departs most cities several hours after other major package delivery companies. To find out more, visit AirNet’s web site at www.airnet.com.

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